Exhibit 23.2

BPS & Associates, LLC 6021 University Blvd Ste. 470 Ellicott City, MD 21043 Tel: (443) 973-6892 Fax: (443) 973-6897 Certified Public Accountants

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement on Amendment No. 3 to Form S-1 (the “Registration Statement”) of QumulusAI, Inc. of our report dated July 3, 2025, relating to the financial statements of The Cloud Minders, Inc. as of December 31, 2024 and 2023 and for the years then ended, which report appears in the Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Ellicott City, Maryland

May 1, 2026